As filed with the Securities and Exchange Commission on February 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIR PRODUCTS AND CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-1274455
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Telephone: (610) 481-4911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan

(Full title of the plan)

Sean D. Major

Executive Vice President, General Counsel and Secretary

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Telephone: (610) 481-4911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew C. Franker

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1.00 per share	1,500,000	$268.34	$402,510,000	$43,913.84

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement on Form S-8 shall also cover any additional shares of the registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, based upon the average of the reported high and low sales prices per share of the registrant’s common stock as reported on the New York Stock Exchange on February 1, 2021 (i.e., $268.34 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the introductory note to Part I of Form S-8. Air Products and Chemicals, Inc. (the “Company”) will deliver the documents containing the information specified in Part I to the participants in the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan as required by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). Our filings with the SEC are available on the SEC’s website at www.sec.gov and on our website at www.airproducts.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. However, the information on our website is not incorporated by reference herein, and is not a part of this prospectus, any prospectus supplement or our other filings with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we subsequently file with the SEC will automatically update and supersede this information. The following documents that we previously filed with the SEC (File No. 001-04534) are incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed on November 19, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed on February 4, 2021;

•	our Current Report on Form 8-K filed on January 29, 2021; and

•

the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed on November 19, 2020, and any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will be deemed to be incorporated by reference herein from the time of the filing of such reports and documents. Any statement made herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The validity of the shares of common stock being registered under this registration statement has been passed upon for us by Covington & Burling LLP, Washington, DC.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (d) for any transaction from which the director derived an improper personal benefit. The provisions of Article Ninth of our Restated Certificate of Incorporation, as amended, eliminate the personal liability of directors of the Company to the extent set forth in the DGCL. Our Restated Certificate of Incorporation is filed as an exhibit herewith, and applicable amendments thereto are incorporated herein by reference to prior filings.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee, or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Article V of our Amended and Restated Bylaws provides for indemnification, to the fullest extent permitted by the DGCL, to any indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification (unless ordered by a court) shall be made only upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct by either, depending on the circumstances, by a majority vote of our disinterested directors, an opinion by independent legal counsel or by our stockholders.

Article V, Section 9 of our Amended and Restated Bylaws and Article Ninth of our Restated Certificate of Incorporation, as amended, further permits the Company to maintain insurance on behalf of any person who is or was a director or officer or is or was serving at the request of the Company as a director or officer or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL. Article Ninth of our Restated Certificate of Incorporation, as amended, also contains provisions which provide for indemnification of certain persons (including officers and directors).

We maintain insurance that generally insures our officers and directors and the officers and directors of our subsidiaries (as defined in the insurance policy) against liabilities incurred in their professional capacities, and insures us with respect to amounts to which officers and directors become entitled as indemnification payments from us, subject to certain specified exclusions and deductible and maximum amounts. We also maintain an insurance policy that protects, among others, certain of our officers and directors and certain of the officers and directors of our subsidiaries against liabilities incurred for Breach of Fiduciary Duty (as defined in the insurance policy) with respect to their performance of their duties and responsibilities in connection with certain of our pension and retirement plans, or the plans of certain of our subsidiaries, subject to certain specified exclusions and deductible and maximum amounts.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1987). (P)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated January 25, 1996 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1996).

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated January 28, 2014 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014).

4.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 2, 2019).

4.5	Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan.

5.1	Opinion of Covington & Burling LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Covington & Burling LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, by-laws or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on this 4th day of February 2021.

AIR PRODUCTS AND CHEMICALS, INC. (Registrant)

By:	/s/ Sean D. Major
Name:	Sean D. Major
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 4, 2021.

Signature	Title

/s/ Seifi Ghasemi Seifi Ghasemi	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ M. Scott Crocco M. Scott Crocco	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Russell A. Flugel Russell A. Flugel	Senior Vice President and Corporate Controller (Principal Accounting Officer)

* Susan K. Carter	Director

* Charles I. Cogut	Director

* Lisa A. Davis	Director

* Chadwick C. Deaton	Director

* David H. Y. Ho	Director

* Edward L. Monser	Director

* Matthew H. Paull	Director

*

Sean D. Major, Executive Vice President, General Counsel and Secretary, by signing his name hereto, signs this registration statement on behalf of the above noted individuals, pursuant to a power of attorney duly executed by such persons that is filed as Exhibit 24.1 hereto.